Exhibit 10.82

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made as of September 30, 2020, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 15, 2019 (the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 10,781 rentable square feet (“Original Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California (“Building”).  The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the Permitted Use and the size of the Original Premises by adding certain premises on the ground floor of the Building containing approximately 15,116 rentable square feet.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Permitted Use as set forth in the basic lease provisions on page 1 of the Lease is restated as follows:

“Permitted Use: Research and development laboratory, GMP manufacturing, related office and other related uses consistent with the character of the Project, including, without limitation, mRNA development, toxicology lab, and QC lab, or otherwise in compliance with the provisions of Section 7 hereof.”

2.

First Expansion Premises.  In addition to the Original Premises, commencing on the First Expansion Premises Commencement Date (as defined in Section 3 below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the ground floor of the Building containing approximately 15,116 rentable square feet, as more particularly shown on Exhibit A attached hereto as the Expansion Premises (the “First Expansion Premises”).

3.

Delivery.  Landlord shall use reasonable efforts to deliver (“Delivery” or “Deliver”) the First Expansion Premises to Tenant 1 business day after the mutual execution and delivery of this First Amendment for the construction by Tenant of the Tenant Improvements. The “First Expansion Premises Commencement Date” shall be the date that Landlord Delivers the First Expansion Premises to Tenant. The “First Expansion Premises Rent Commencement Date” shall be the earlier to occur of (i) the date that the Tenant Improvements are Substantially Completed or (ii) February 28, 2021; provided, however, that in no event shall the First Expansion Premises Rent Commencement Date occur prior to January 1, 2021.  As used herein, the terms “Tenant Improvements” and “Substantially Completed” shall have the meanings set forth for such terms in the work letter attached to this First Amendment as Exhibit B (“First Expansion Premises Work Letter”).

Upon request of either party, the parties shall execute and deliver a written acknowledgment of the First Expansion Premises Commencement Date and First Expansion Premises Rent Commencement Date in a form attached here to as Exhibit C; provided, however, the failure to execute and deliver such acknowledgment shall not affect the parties’ rights hereunder.

Except as set forth in the First Expansion Premises Work Letter: (i) Tenant shall accept the First Expansion Premises in their condition as of the date Landlord Delivers the First Expansion Premises to Tenant; (ii) Landlord shall have no obligation for any defects in the First Expansion Premises; and (iii) Tenant’s taking possession of the First Expansion Premises shall be conclusive evidence that Tenant accepts the First

Expansion Premises and that the First Expansion Premises were in good condition at the time possession was taken.

If Tenant does not elect to lease the ROFO Premises (as defined below) pursuant to Section 13 of this First Amendment, Landlord shall construct, at Landlord’s sole cost and expense, the common corridor contemplated on Exhibit A which (i) if Landlord reasonably determines that the corridor can be a non-rated corridor, Landlord estimates it will take approximately 20 weeks to design, permit and construct the corridor and (ii) if Landlord reasonably determines that the corridor must be a rated corridor, Landlord estimates it will take approximately 28 weeks to design, permit and construct the corridor.  To be sure, either time period (20 weeks for a non-rated corridor or 28 weeks for rated corridor) begins to run from the earlier of (x) the date that Tenant notifies Landlord in writing that Tenant forever waives its right under Section 13 to lease the ROFO Premises and (y) the expiration of the 30 day period provided for in the first sentence of Section 13(a) with Tenant having not elected to exercise its right to lease the ROFO Premises.

For the period of 30 consecutive days after the First Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems exclusively serving the First Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Tenant agrees and acknowledges that, except as expressly provided for herein, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the First Expansion Premises, and/or the suitability of the First Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the First Expansion Premises are suitable for the Permitted Use.

4.

Definition of Premises and Rentable Area of Premises.  Commencing on the First Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises:  That portion of the Building containing approximately 25,897 rentable square feet, consisting of (i) approximately 10,781 rentable square feet on the second floor of the Building (the “Original Premises”), and (ii) approximately 15,116 rentable square feet on the ground floor of the Building (the “First Expansion Premises”), as determined by Landlord, all as shown on Exhibit A.”

“Rentable Area of Premises:  25,897 sq. ft.”

Exhibit A attached to the Lease is amended as of the First Expansion Premises Commencement Date to include Exhibit A attached to this First Amendment.

5.	Base Term. Commencing on the First Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term:  Commencing (i) with respect to the Original Premises on the Commencement Date, and (ii) with respect to the First Expansion Premises on the First Expansion Premises Commencement Date, and ending with respect to the entire Premises on March 31, 2025.”

6.	Base Rent.

a.Original Premises.  Tenant shall continue to pay Base Rent for the Original Premises at the rate of $5.05 per rentable square foot of the Original Premises per month, subject to adjustment pursuant to Section 4 of the Lease.

b.First Expansion Premises. Beginning on the First Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent for the First Expansion Premises at the rate of $5.05 per rentable square foot of the First Expansion Premises per month, subject to adjustment pursuant to Section 4 of the Lease.

c.Base Rent Adjustments.  Section 4 of the Lease is hereby deleted in its entirety and replaced with the following:

“4.  Base Rent Adjustments.  Base Rent for the Premises (i.e., the Original Premises and the First Expansion Premises) shall be increased on each annual anniversary of the First Expansion Premises Commencement Date (or if the First Expansion Premises Commencement Date occurs on a day other than the first day of a month, then the first day of the following month) (each an “Adjustment Date”) by multiplying the Base Rent payable for the Premises immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable for the Premises immediately before such Adjustment Date.  The annual Base Rent adjustments on the Adjustment Date provided for in this Section 4 shall continue to apply during the Extension Term if Tenant elects to exercise its Extension Right.  Base Rent, as so adjusted, shall thereafter be due as provided herein.  Base Rent for any fractional calendar months shall be prorated.”

7.

Definition of Tenant’s Share of Operating Expenses.  Commencing on the First Expansion Premises Rent Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses:  18.54%”

8.	Security Deposit. Tenant shall not be required to deposit any additional Security Deposit with Landlord in connection with the leasing of the First Expansion Premises.
9.	Parking. For the avoidance of doubt, commencing on the First Expansion Premises Commencement Date, the provisions of Section 10 of the Lease shall apply to the leasing of the First Expansion Premises.
10.

Removable Installations.  Exhibit F of the Lease is hereby amended to include items listed on Exhibit D attached hereto; provided, however, that Tenant shall have no right to remove any of such to the extent paid for in whole or in part by Landlord including, without limitation, as part of the TI Allowance.  Notwithstanding anything to the contrary contained in the Lease, Tenant shall have no obligation under the Lease to remove any of the items on Exhibit F of the Lease (as amended by Exhibit D attached hereto).

11.	Shared Space Arrangement. The following provision is added at the end of Section 22(b) of the Lease:

“Notwithstanding anything to the contrary contained in this Lease, Tenant may from time to time enter into license agreements (each, a “Shared Space Arrangement”) with Tenant’s agents, contractors, consultants or affiliates pursuant to which such agents, contractors, consultants or affiliates (including, without limitation, special purpose vehicles and collaboration with university and/or hospital researchers, regardless of whether or not the collaboration is funded by standalone investors) may occupy up to 20% of the Premises as “Shared Space Area”, and such license agreements shall not require Landlord’s consent under this  Section 22; provided, however, that Tenant shall be required to provide Landlord with a copy of each such license agreement and, prior to the effective date of each such license agreement, Tenant and each licensee shall be required to execute Landlord’s reasonable form of acknowledgment pursuant to which Tenant and the licensee acknowledge and agree, among other things, that: (i) the terms of the Shared Space Arrangement are subject and subordinate to the terms of this Lease, (ii) if this Lease terminates, then the Shared Space Arrangement shall terminate concurrently therewith, (iii) each licensee shall, during the term of its applicable Shared Space Arrangement, maintain the same insurance as is required of Tenant under this Lease and provide Landlord with insurance certificates evidencing the same and naming the Landlord Parties as additional insureds, and (iv) the waivers and releases set forth in the second to last paragraph of Section 17 that apply as between Landlord and Tenant shall also apply as between Landlord and licensee.  Tenant shall be fully responsible for the conduct of such companies within the Shared Space Area and the Project, and

Tenant’s indemnification obligations set forth in this Lease shall apply with respect to the conduct of such parties within the Shared Space Area and Project.”

12.

Extension Right.  Tenant shall continue to have its Extension Right pursuant to Section 40 of the Lease; provided, however, that Tenant may only extend the Term of the Lease with respect to the then entire Premises (but excluding any space being leased to Tenant pursuant to Section 39 of the Lease.

13.	Additional Expansion Right.

a.Right of First Offer.  Subject to the provisions of this Section 13, for the period of 30 calendar days after the mutual execution and delivery of this First Amendment by the parties (the “ROFO Period”), Tenant shall have an exclusive right of first offer with respect to that certain space on the ground floor of the Building containing approximately 6,480 rentable square feet as more particularly shown on Exhibit E attached hereto as the Potential Office Expansion Premises (the “ROFO Premises”).  If Tenant elects to lease the ROFO Premises, Tenant shall be required, prior to the expiration of the ROFO Period, to deliver written notice to Landlord (“ROFO Notice”) of its election to lease the ROFO Premises in which case Tenant shall lease the ROFO Premises and the Lease shall be modified as follows:  (a) the “ROFO Premises Commencement Date” shall be the date that Landlord delivers the ROFO Premises to Tenant which is targeted to be 1 day after the lease amendment contemplated in Section 12(b) below is mutually executed and delivered by Landlord and Tenant; (b) on the ROFO Premises Commencement Date, the definition of Premises shall be amended to include the ROFO Premises; (c) commencing on the date that is 6 months after the First Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent per rentable square foot of the ROFO Premises at the same rate that Tenant is then paying on a per rentable square foot basis with respect to the First Expansion Premises, as adjusted on each Adjustment Date pursuant to Section 4 of the Lease; (d) commencing on the date that is 6 months after the First Expansion Premises Rent Commencement Date, Tenant shall commence paying Operating Expenses with respect to the ROFO Premises on the First Expansion Premises Rent Commencement Date; (e) Tenant’s Share of Operating Expenses shall be proportionately increased, (f) Tenant shall construct improvements in the ROFO Premises (“Identified ROFO Premises Tenant Improvements”) pursuant to the First Expansion Premises Work Letter and for the avoidance of any doubt Tenant shall receive a TI Allowance in the amount of $34 per rentable square foot of the ROFO Premises and Landlord shall, upon receipt of reasonably satisfactory invoices, reimburse Tenant for the payment made by Tenant to the TI Architect for an initial test fit and one revision, not to exceed $0.15 per rentable square foot of the ROFO Premises. For the avoidance of doubt, the Term of the Lease with respect to the ROFO Premises shall terminate concurrently with the Term of the Lease with respect to the balance of the Premises.

b.Amended Lease.  If: (i) Tenant fails to timely deliver a ROFO Notice, or (ii) after the expiration of a period of 10 business days after Landlord’s delivery to Tenant of a new lease amendment (in form and substance reasonably similar to this First Amendment) for Tenant’s lease of the ROFO Premises, no lease amendment for the ROFO Premises acceptable to both parties has been executed, Tenant shall be deemed to have waived its right to lease the ROFO Premises.  Landlord and Tenant agree to use reasonable good faith efforts to negotiate and finalize any such lease amendment for the ROFO Premises within the timeframe set forth in this paragraph.

c.Exceptions.  Notwithstanding the above, the right of first offer shall, at Landlord’s option, not be in effect and may not be exercised by Tenant during any period of time that Tenant is in Default under any provision of this Lease.

d.Termination.  The right of first offer shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the right of first offer, if, after such exercise, but prior to the commencement date of the lease of such ROFO Premises, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the right of first offer to the date of the commencement of the lease of the ROFO Premises, whether or not such Defaults are cured.

e.Rights Personal.  The right of first offer is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

f.No Extensions.  The period of time within which the right of first offer may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the right of first offer.

14.	California Accessibility Disclosure. The provisions of Section 42(p) of the Lease are hereby incorporated by reference.
15.

OFAC.  Tenant and any beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

16.	Miscellaneous.

a.This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Kidder Mathews and Jones Lang LaSalle.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers, if any, named in this First Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

c.This First Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

d.This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method (including DocuSign) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

e.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

ULTRAGENYX PHARMACEUTICAL INC.,

a Delaware corporation

By:  /s/ Shalini Sharp

Its:  CFO

LANDLORD:

ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Kristen Childs
Its: Vice President, RE Legal Affairs

Exhibit B

First Expansion Premises Work Letter

THIS FIRST EXPANSION PREMISES WORK LETTER dated September __, 2020 (this “First Expansion Premises Work Letter”) is made and entered into by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of December 15, 2019, as amended by that certain First Amendment to Lease Agreement (“First Amendment”) dated as of even date herewith (as amended, the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant’s Authorized Representative.  Tenant designates Melody Spradlin (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this First Expansion Premises Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this First Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)Landlord’s Authorized Representative.  Landlord designates Hong Leahey and Greg Gehlen (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this First Expansion Premises Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this First Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.Tenant Improvements.

(a)Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the First Expansion Premises (and if Tenant leases the ROFO Premises pursuant to Section 12 of the First Amendment, the ROFO Premises) desired by Tenant of a fixed and permanent nature.  Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the First Expansion Premises (and if Tenant leases the ROFO Premises pursuant to Section 13 of the First Amendment, the ROFO Premises) for Tenant’s use and occupancy; provided, however, that pursuant to Section 2 of this First Amendment, Landlord shall construct, at Landlord’s sole cost and expense, the common corridor contemplated on Exhibit A if Tenant does not elect to lease the ROFO Premises pursuant to Section 13 of the First Amendment.

(b)Tenant’s Space Plans.  Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements.  Not more than 7 business days thereafter, Landlord shall deliver to Tenant the reasonably determined written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings.  Tenant shall cause the TI Design Drawings to be revised to address such reasonably determined written comments and shall resubmit said drawings to Landlord for approval thereafter.  Such process shall continue until Landlord has approved the TI Design Drawings.

(c)Working Drawings.  Upon approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings.  Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant.  Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)Approval and Completion.  If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision).  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.Performance of the Tenant Improvements.

(a)Commencement and Permitting of the Tenant Improvements.  Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Landlord shall assist Tenant in obtaining the TI Permit.  Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s general contractor, the TI Architect and/or Tenant’s engineer, and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)Substantial Completion.  Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the First Expansion Premises (and if Tenant leases the ROFO Premises pursuant to Section 13 of the First Amendment, the ROFO Premises) (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this First Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.  If Landlord fails to respond within such 5 business day period, then Tenant may provide Landlord with a second written notice stating in bold and all caps 12 point font that Landlord’s failure to respond to Tenant’s Change Request within 3 business days after Landlord’s receipt of the second notice shall be deemed approval by Landlord, and if Landlord does not respond within such 3 business day period, then Landlord shall be deemed to have approved such Change Request.

(b)Implementation of Changes.  If Landlord approves such Change, Tenant may cause the approved Change to be instituted.  If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed.  The Budget shall be based upon the TI Construction Drawings approved by Landlord. The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 1% of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund.

(b)TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (the “TI Allowance”) of $34.00 per rentable square foot of the First Expansion Premises (and if Tenant leases the ROFO Premises pursuant to Section 13 of the First Amendment, the ROFO Premises) which is included in the Base Rent set forth in Section 5(b) of the First Amendment. The TI Allowance shall be disbursed in accordance with this First Expansion Premises Work Letter.

Landlord shall, upon receipt of reasonably satisfactory invoices, reimburse Tenant for the payment made by Tenant for an initial test fit and one revision, not to exceed $0.15 per rentable square foot of the First Expansion Premises (and if Tenant leases the ROFO Premises pursuant to Section 13 of the First Amendment, the ROFO Premises).

Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.  Notwithstanding the foregoing, Tenant shall have the right to use any unused portion of the TI Allowance for Alterations of a fixed and permanent nature reasonably acceptable to Landlord in any portion of the Premises (or any other premises leased by Tenant from Landlord at the Building).  Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the December 31, 2021.

(c)Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements; provided, however that Tenant may use a portion of the TI Allowance for Tenant’s voice or data cabling.

(d)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements, subject to the terms of Section 5(d), except to the extent of the TI Allowance.  If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (“Excess TI Costs”), monthly disbursements of the TI Allowance shall be made in the proportion that the remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw.  For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.”  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e)Payment for TI Costs.  During the course of design and construction of the Tenant Improvements, subject to the terms of Section 5(d), Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the First Expansion Premises (and if Tenant leases the ROFO Premises pursuant to Section 13 of the First Amendment, the ROFO Premises); and (v) copies of all operation and maintenance manuals and warranties affecting the First Expansion Premises (and if Tenant leases the ROFO Premises pursuant to Section 13 of the First Amendment, the ROFO Premises).

6.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this First Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this First Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)No Default Funding.  In no event shall Landlord have any obligation to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

EXHIBIT C

Acknowledgment of First Expansion Premises Commencement Date

This ACKNOWLEDGMENT OF FIRST EXPANSION PREMISES COMMENCEMENT DATE is made this _____ day of ______________, 2021, between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated as of December 15, 2019, as amended by that certain First Amendment to Lease Agreement dated as of _______ ___, 2020 (as amended, the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the First Expansion Premises Commencement Date is ______________, _____, the First Expansion Premises Rent Commencement Date is ______________, _____, and the expiration date of the Base Term is March 31, 2025.  In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of First Expansion Premises Commencement Date, this Acknowledgment of First Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF FIRST EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

ULTRAGENYX PHARMACEUTICAL INC.,

a Delaware corporation

By:

Its:

LANDLORD:

ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:ARE-QRS CORP.,
a Maryland corporation,
general partner

By:
Its: _____